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                                                                     Exhibti 5.2


                                 January 8, 2002


Rexnord Corporation
4701 Greenfield Avenue
Milwaukee, WI 53214

          Re: REGISTRATION STATEMENT ON FORM S-4 RELATING TO $225,000,000 AGGREGATE PRINCIPAL AMOUNT OF 10 1/8% SENIOR SUBORDINATED NOTES DUE 2012

Ladies and Gentlemen:

          In connection with the registration of $225,000,000 aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2012 (the "Securities") by Rexnord Corporation, a Delaware corporation (the "Company"), the guarantees of the Securities (the "Guarantees") by each of the entities listed on Schedule A hereto (the "Guarantors"), and specifically that certain guaranty of the Securities (the "Covered Guaranty") by Addax, Inc., a Nebraska corporation (the "Covered Guarantor"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on January 8, 2003 (File No. 333-_______), (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Securities and the Guarantees will be issued pursuant to an indenture dated as of November 25, 2002 (the "Indenture") by and among the Company, each of the Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee (the "Trustee"). The Securities and the Guarantees will be issued in exchange for the Company's outstanding 10 1/8% Senior Subordinated Notes due 2012 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. The Indenture, the Securities and the Guarantees are sometimes referred to herein collectively as the "Operative Documents." Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

          In our capacity as special counsel to the Covered Guarantor, in connection with such registration, we are familiar with the proceedings taken by the Covered Guarantor in connection with the authorization and issuance of the Covered Guaranty.

          In addition, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. With respect to all factual matters, we have relied solely upon, and have assumed the accuracy, completeness and genuineness of, the representations, warranties and certificates contained in and made pursuant to, the Operative


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Documents. We have not made any independent inquiries or investigations with respect to any such matters, nor do we intend to undertake for purposes of this opinion any such inquiry or investigation, including the investigation of any facts that may be ascertained by the examination of any court files, any documents filed with applicable state agencies, or inquiry of third parties.

         We have not served as general counsel for any of the parties to, nor have we been involved in the transactions contemplated in, the Operative Documents. We have represented the Covered Guarantor only with respect to the rendering of this opinion.

          In rendering the opinions set forth below, we have relied, with your permission, upon the following specific assumptions, the accuracy of which we have not independently verified:

          (a) Except for the Operative Documents, there are no other documents or agreements executed by or between any of the parties that would expand or otherwise modify the obligations of the Covered Guarantor under the Covered Guaranty or that would have any effect on the opinion rendered herein;

          (b) In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies; and

          (c) the Articles and Bylaws of the Covered Guarantor that have been provided to us are the current Articles and Bylaws of the Covered Guarantor, and there have been no Amendments to such Articles or Bylaws that would have any effect on the opinion rendered herein;

          We are opining herein as to the effect on the subject transaction only of the laws of the State of Nebraska, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including the federal laws of the United States, or as to any matters of municipal law or the laws of any local agencies within any state.

          Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

          (1) The Covered Guaranty to be executed and delivered by the Covered Guarantor has been duly authorized by all necessary corporate action of the Covered Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Securities and upon payment therefor, the Covered Guaranty will be the legally valid and binding obligation of the Covered Guarantor, enforceable against the Covered Guarantor in accordance with its terms.

          The opinions rendered in the foregoing paragraph relating to the enforceability of the Securities and the Covered Guaranty are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, usury, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is


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considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) the waiver of rights or defenses contained in Section 6.12 of the Indenture; (v) the effect of fraud and/or fraudulent accounting practices, including the failure of any financial statements or financial reporting to conform with Generally Accepted Accounting Principles; and (vi) the unenforceability of any provision requiring the payment of attorneys' fees, except to the extent that a court determines such fees to be reasonable, noting that recovery of attorneys' fees is limited by the Constitution of the State of Nebraska.

          We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities or the Covered Guarantor under the Indenture and the Covered Guaranty of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Nebraska's Uniform Fraudulent Transfer Act) relating to fraudulent transfers and obligations.

          To the extent that the obligations of the Company and the Covered Guarantor under the Operative Documents may be dependent upon such matters, we assume for purposes of this opinion that: (i) the Trustee and each Guarantor (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Operative Documents to which it is a party; and (c) is duly qualified to engage in the activities contemplated by each such Operative Document; and (ii) the Trustee and each Guarantor other than the Covered Guarantor has duly authorized, executed and delivered each such Operative Document; (iii) with respect to the Trustee, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iv) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations.

          We consent to your filing this opinion as an exhibit to the Registration Statement.


                                           Very truly yours,


                                           /s/

                                           THOMAS R. OSTDIEK
                                           For the Firm


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                                   SCHEDULE A


NAME                                                    JURISDICTION
PT Components Inc.                                      Delaware
RAC-I Inc.                                              Delaware
RBS Acquisition Corporation                             Delaware
RBS China Holdings L.L.C.                               Delaware
RBS Global Inc.                                         Delaware
RBS North America Inc.                                  Delaware
Rexnord Germany-1 Inc.                                  Delaware
Rexnord International Inc.                              Delaware
Rexnord North America Holdings Inc.                     Delaware
Winfred Berg Licensco Inc.                              Delaware
W.M. Berg Inc.                                          Delaware
Prager Incorporated                                     Louisiana
Addax Inc.                                              Nebraska
Clarkson Industries Inc.                                New York
Rexnord Ltd.                                            Nevada
Rexnord Puerto Rico Inc.                                Nevada
Betzdorf Chain Co. Inc.                                 Wisconsin
